N-SAR Exhibit

STRATEGIC GLOBAL INCOME, FUND
File #811-6475


Item 77D

	Change in the Funds security investment
policy

	The Fund may invest in other investment
companies whose investment objectives and policies are consistent with those of the Fund to the extent permitted by the Investment Company Act of 1940, as amended.